Exhibit 99.2

Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

Summary of Brook Mine Rare

Earth Project Preliminary

Economic Assessment (PEA)

Report

JULY 09, 2025

Ramaco Resources
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Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

Ramaco Commentary

This Preliminary Economic Assessment Summary (PEA Summary) has been internally prepared by Ramaco Resources, Inc. (Ramaco) by redacting certain data, information, and processes included in the Preliminary Economic Assessment report (PEA Report) prepared by Fluor Corporation (Fluor) for Ramaco that are considered by Ramaco to be proprietary. This redaction has been undertaken to protect such proprietary and confidential data, information, and processes, while still presenting information that Ramaco believes is important to its investors.

Ramaco believes that the summarization and redaction of certain data, information, and processes presented in the PEA Report do not affect the overall findings and conclusions of the PEA Report or this PEA Summary. Ramaco reserves all intellectual property ownership and rights to any and all details, data, and information disclosed herein. Ramaco also does not waive its rights or ownership regarding any proprietary data, information, or processes described herein.

The following statement from Fluor accompanied the presentation of the original PEA Report.

Fluor Statement

Fluor has been engaged by Ramaco Resources, Inc. (Ramaco) to prepare this report. Fluor is currently under contract to Ramaco to perform services in addition to and independent of this report. This report was prepared solely for the use and benefit of Ramaco by Fluor and is based in part on information not within the control of Ramaco and entirely on information not within the control of Fluor. While it is believed that the information contained herein will be reliable under the conditions and subject to the limitations set forth herein, neither Ramaco nor Fluor guarantees the accuracy of completeness thereof. The prime objective of this report is to review relied upon information provided by Ramaco to determine an AACE Class 5 estimate for the project. The use of this report or any information contained therein shall be at the user’s sole risk. Such use shall constitute an agreement to release, defend, and indemnify Ramaco and Fluor from and against any and all liability in connection therewith (including any liability for special, indirect, incidental, or consequential damages), whether such liability arises in contract, negligence, or otherwise.

© 2025 Fluor. All Rights Reserved.

Fluor is a registered service mark of Fluor Corporation

Ramaco Resources
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Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

TABLE OF CONTENTS

1.0	EXECUTIVE SUMMARY		7

1.1	INTRODUCTION		8

1.2	FEED ASSEMBLANCE		9

1.3	Simulation of the Process Block Flow Diagram		11

1.4	PROCESS DESCRIPTION AND EQUIPMENT CONSIDERATIONS		13

	1.4.1	Feed Handling and Comminution	13

	1.4.2	Pretreatment	13

	1.4.3	Primary Leaching and Filtration	13

	1.4.4	Secondary Leaching and Filtration	14

	1.4.5	Impurity Removal – Precipitation and Ion Exchange (IX)	14

	1.4.6	Rare Earth Separation - Solvent Extraxction (SX)	14

	1.4.7	Gallium & Germanium Processing	15

	1.4.8	Water Supply, Management, and Utilities	15

1.5	SITE AND INFRASTRUCTURE		15

	1.5.1	Process Plant Site Location	15

	1.5.2	Site Access	17

	1.5.3	Climate	18

	1.5.4	Water Supply and Utilities	18

	1.5.5	Sewage Treatment Plant	19

	1.5.6	Waste Management	20

	1.5.7	Fuel Station and Services	20

	1.5.8	Site Reagents	21

	1.5.9	Ancillary Buildings and Services	21

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Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

	1.5.10	Administration, Canteen, and Central Control Room	23

	1.5.11	Emergency Services	24

	1.5.12	Electrical Buildings	24

	1.5.13	Fire Protection	25

	1.5.14	Transportation for Reagents	25

1.6	CAPITAL COST ESTIMATE (CAPEX)		26

	1.6.1	Capital Cost Estimate – Summary	26

	1.6.2	Estimate Methodology	26

	1.6.3	General Assumptions and Qualifications	27

	1.6.4	General Exclusions	28

	1.6.5	Owner Provided Capital Costs	28

	1.6.6	Conclusions	29

1.7	OPERATION COST (OPEX)		30

	1.7.1	Summary of Operational Expenses	30

	1.7.2	Bases of Estimate	30

	1.7.3	General Exclusions	31

	1.7.4	Direct Labor Costs	31

	1.7.5	Conclusions	33

1.8	FINANCIAL MODEL		34

	1.8.1	Financial Model Inputs	34

	1.8.2	Rare Earth Pricing	35

	1.8.3	Financial Model Output	35

	1.8.4	Financial Model – Key Findings	37

1.9	RISKS AND OPPORTUNITIES		39

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Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

	1.9.1	Metallurgical and Process Recommendations	42

1.10	Recommendations		42

	1.10.1	Project Advancement Action Plan	43

Ramaco Resources
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Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

1.0	EXECUTIVE SUMMARY

Ramaco Resources Inc. is assessing the development of a rare earth elements (REE) processing facility at its Brook Mine site near Sheridan, Wyoming. To support this initiative, the company engaged Fluor Enterprises Inc. to conduct a Preliminary Economic Assessment (PEA). This assessment includes an AACE Class 5 capital and operating cost estimate for the proposed processing facilities and evaluates both the technical and economic feasibility of the project. This report presents the findings of that assessment.

The Preliminary Economic Assessment (PEA) is underpinned by a conceptual process flowsheet and mass balance developed from preliminary metallurgical testing conducted by Hazen Research Inc., supplemented with key input data from Ramaco, including ore feed grades and product pricing. To simulate the processing circuit, Fluor utilized Metso’s HSC Chemistry Software, integrating laboratory test results and process feed data. The resulting simulation model incorporates specific unit operations tailored to achieve the desired processing outcomes, forming the technical foundation of the PEA.

Recent metallurgical test work has demonstrated that high rare earth element (REE) extraction rates from the Brook Mine deposit are achievable. The multi-stage leach method produced the highest extraction efficiencies, with all REEs exceeding 90% extraction, and other critical minerals – such as Scandium, Gallium, and Germanium – achieving average extraction rates in the mid-80% range. These results directly inform the process design and support the technical feasibility of the proposed facility.

Using the conceptual process flowsheet and mass balance as a foundation, Fluor leveraged its in-house data to estimate equipment costs and benchmark key inputs for both capital and operating expenses. These estimates were integral to the development of the financial model, which was prepared collaboratively by Ramaco and Fluor to evaluate the economic viability of the proposed processing facility.

The PEA estimates the capital cost of the proposed processing facility at $533.1 million USD, excluding mine-related capital and residue placement. Operating costs are projected at $71.22 USD per tonne of mill feed, excluding mining and filter cake residue handling.

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Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

Notably, approximately 85% of processing costs are attributed to reagents and consumables.

Based on these inputs, the financial model – developed jointly by Ramaco and Fluor – projects an unlevered pre-tax internal rate of return (IRR) of 38% and a payback period of 5 years under the base case scenario.

The economic viability of the project is strongly supported by the presence of high-value critical minerals in the Brook Mine deposit. Scandium alone is expected to contribute 59% of total revenue, while Scandium, Gallium, and Germanium combined could account for up to 83% of projected revenue, underscoring their central role in the project’s financial success.

Based on the findings of the Preliminary Economic Assessment (PEA) and the product pricing provided by Ramaco, Fluor concludes that the Brook Mine Rare Earth Project is both technically and economically viable. As a result, Fluor recommends that Ramaco proceed with the continued development of the project.

1.1	INTRODUCTION

Ramaco Resources Inc. (Ramaco) has engaged Fluor Enterprises Inc. (Fluor) to support the development of the Brook Mine Rare Earth Elements (REE) Project, located approximately 9 miles from Sheridan, Wyoming, with access via U.S. Highway 90. Ramaco, a producer of high-quality metallurgical coal in southern West Virginia and southwestern Virginia, currently operates four active mining complexes in Central Appalachia and is preparing to bring a fifth mine online near Sheridan. This site also hosts a research and pilot facility focused on producing advanced carbon products and materials from coal.

In May 2023, Ramaco announced a significant discovery of rare earth element deposits at the Brook Mine. Since then, the company has conducted additional drilling and metallurgical testing. The Brook Mine spans over 15,800 acres, with approximately 4,500 acres fully permitted for mining since 2020. Initial exploration and assessment activities have been concentrated within this permitted area.

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Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

The REEs identified at Brook Mine include both light rare earth elements (LREEs) and the more valuable heavy rare earth elements (HREEs). These elements are primarily found in carbonaceous claystones and shales located above and below the coal seams. Due to the soft and friable nature of the host material, these deposits may be mined using conventional surface mining techniques, offering potential economic and environmental advantages over traditional hard rock REE mining.

The purpose of this Preliminary Economic Assessment (PEA) is to evaluate the financial viability of the Brook Mine REE Project. The proposed processing plant is designed to produce up to 1,000 tonnes per annum of total rare earth oxides (TREO), along with Scandium (Sc), Gallium (Ga), and Germanium (Ge) oxides – critical minerals that, while not technically REEs, are essential to the project’s economics.

The AACE Class 5 capital and operating cost estimates are based on a conceptual flowsheet developed using test work conducted at Hazen Research Inc. Ramaco provided cost inputs for mining and residue handling, as well as pricing assumptions for the final oxide products. Fluor relied on the accuracy of the data provided by Ramaco and did not independently verify test results, calculations, or supporting documentation. These inputs were used to jointly develop a financial model to assess the project’s economic potential.

1.2	FEED ASSEMBLANCE

Ramaco provided Fluor with the ore characteristics that will feed the processing plant, these have been used as the basis of the process design. Figure 1 lists the Brook Mine ore characteristics.

Component	Units	Specification (WT%)
Ash Content	wt%	86.1
Moisture content of feedstock	wt%	13.0
Mineral Assemblage
Total TREO + Ga + Ge oxides	ppm	500
Silicon Dioxide (SiO2)	wt%	57.033
Aluminium Oxide (Al2O3)	wt%	19.84
Iron Oxide (FeO)	wt%	2.65
Magnesium Oxide (MgO)	wt%	1.1
Calcium Oxide (CaO)	wt%	0.33

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Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

Component	Units	Specification (WT%)
Sodium Oxide (Na2O)	wt%	0.19
Potassium Oxide (K2O)	wt%	2.08
Titanium Oxide (TiO2)	wt%	0.64
Phosphorus Pentoxide (P2O5)	wt%	0.08
Sulfur (S)	wt%	0.57
Organic (C + Volatiles)	wt%	15.43

Figure 1. Ore Characteristics Specification.

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Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

1.3	Simulation of the Process Block Flow Diagram

To develop the metallurgical process design, along with the conceptual flowsheet and mass balance, Fluor utilizes Metso’s HSC Chemistry Software to simulate the processing circuit. The simulation model is built using available process feed data and results from metallurgical laboratory testing. Specific unit operations are incorporated to achieve the desired process outcomes.

The accuracy and reliability of the simulation are closely tied to the progression of laboratory and pilot plant test work. These tests provide essential thermodynamic and kinetic data for each unit operation, which are critical for refining the model. As the project advances, the simulation will be continuously updated with new and evolving process information.

Below are the steps typically employed to develop the process simulation.

🞂	Process Feed and Lab Test Data: Initial inputs for the simulation.
🞂	HSC Chemistry Simulation: Core modeling tool used to simulate the circuit.
🞂	Unit Operations: Specific processes modeled to achieve desired outcomes.
🞂	Pilot Plant Data and Refinement: Iterative updates based on evolving test data.
🞂	Evaluation of Processing Options: Final step to assess and optimize alternatives.

Once established, simulation becomes a powerful tool for evaluating alternative processing strategies, enabling the identification of more cost-effective and efficient options.

Figure 2 is the operating basis table used for the process design.

Process Plant Design Basis Criteria
Parameter	Units	Values	Source
Plant operating hours per day	h/d	24	Ramaco
Operating days per year	d/a	365	Ramaco
Shifts per day	#	2	Ramaco
Hours per shift	h	12	Ramaco
Plant uptime	%	92	Ramaco
Plant annual operating hours	h/a	8,059	Ramaco
Plant feed source	-	Brook Mine	Ramaco
Design life	years	42	Ramaco

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Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

Annual TREO Production	tpa TREO	1,000	Ramaco
Nominal ROM throughput	kg/h	324,500	From Model
Annual ROM throughput	mtpa	2.62	From Model

Figure 2. Brook Mine Process Design Basis Criteria.

The block flow diagram provided in Figure 3, is an illustration of Brook Mine processing facility with the capacity of 1,000 t/a of Total Critical Mineral Oxides (CMO) comprising of Rare Earth Oxides (TREO) + Scandium (Sc) + Gallium (Ga) + Germanium (Ge) oxides. This process design is the basis for the PEA estimate.

Figure 3. High-Level Block Flow Diagram – Brook Mine Rare Earth Project.

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Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

1.4	PROCESS DESCRIPTION AND EQUIPMENT CONSIDERATIONS

Below is a brief description of the Brook Mine processing facility. The flowsheet contains Ramaco intellectual property (IP), so IP sensitive information is removed from the process descriptions.

1.4.1	Feed Handling and Comminution

The run of mine (ROM) material has high crushability, and an expected low Crushing and Grinding Work Index that will be confirmed by future test work. The primary concern is therefore not associated with the hardness and abrasive nature of the ROM but instead, with the clay content and reasonably high moisture content which present as an easily caking or sticky material.

Consequently, the primary and secondary crushers were selected to be mineral sizers which are capable of processing sticky material and can easily crush the larger material down to the target size. Reduction ratios are typical for sizers i.e., approximately 3 to 4 and it is estimated that a maximum of three stages are needed to reduce the material to sub 15 mm.

The target p80 for the leach feed is 200 µm which is achieved by passing the material through an open circuit ball mill.

1.4.2	Pretreatment

The ball mill discharge mineral is a mixture of predominately kaolinite clay and quartz with minor amounts of iron oxides and coal. The material is pretreated to liberate critical minerals and increase the leach kinetics in later steps.

1.4.3	Primary Leaching and Filtration

Primary leaching agent is used to solubilise pretreated feed. This leaching agent is very effective at attacking the host mineral matrix, thereby liberating Gallium and Germanium.

The primary leaching agent also attacks a portion of the liberated Rare Earths. The slurry is then filtered and residue that contain most of the REE content is sent to secondary leaching.

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Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

1.4.4	Secondary Leaching and Filtration

The filter cake from the primary leach is repulped and treated with secondary leaching agent to solubilise rare earths. Some gangue minerals also leach in this reaction. The impure Rare Earth solution is then filtered, producing the PLS Filtrate and the final Leach residue. The residue is filtered and washed and discarded as cake to a lined dry stack storage area.

1.4.5	Impurity Removal – Precipitation and Ion Exchange (IX)

1.4.5.A	Impurity Precipitation

The impure Rare Earth solution is transferred to the purification reactors where some impurities are removed by pH adjustment. Impurities precipitate in this reaction. This is the first stage of purification produces a partially purified REE filtrate for the Solvent Exchange (SX) circuit. The filter cake is combined with the leach residue and sent to residue storage area.

1.4.5.B	Ion Exchange (IX)

The filtrate from the Impurity Precipitation stage contains other contaminants that must be removed prior to SX.

An ion exchange (IX) process is a well-established and proven method to remove these impurities. Specific resins absorb the impurities allowing the Rare Earth ions to pass through unimpeded to the SX circuit. The loaded resin is then stripped while another bed is being loaded. The striped effluent is enriched in impurities and is sent to waste treatment.

1.4.6	Rare Earth Separation - Solvent Extraction (SX)

Following IX, the Rare Earths are free from impurities. However, the solution is dilute, so the Rare Earths need to be concentrated for efficient SX operations. Thus, the Rare Earths are re-precipitated by adjusting the pH. The Rare Earths, including Scandium form a precipitate which is filtered out of the solution. The filtrate from this step is contains mostly alkaline metals like Sodium and Potassium sulphates. The filter cake is however a concentrated REE precipitate that is re-leached in hydrochloric acid to feed the SX with a high REE chloride solution.

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Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

The exact number of contact mixer settlers for the Brook Mine project will be determined from metallurgical testwork planned for future phases of the project.

1.4.7	Gallium & Germanium Processing

Gallium and Germanium were selectively removed from the REE metals during the filtration in the Primary Leach Section.

Gallium is recovered through the well-established and industry practiced SX with Kelex 100. Kelex 100 offers a high selectivity for the solvent extraction of gallium from solution.

Both Gallium and Germanium are recovered in hydroxide form and then calcined. Because of the small mass rate, it is recommended that the REE calcining systems be used for all respective calcinations with suitable measures to avoid cross contamination.

1.4.8	Water Supply, Management, and Utilities

The water supply and water management of the process is only considered at a very high level for the PEA. This is because details of integration between the REE facility and the Brook coal mine, as well as water recirculation and disposal options and water quality issues must be decided through a targeted package of work in the next phases of the project. Allowance has been made for large Storage volumes to support operations over a period of a week.

1.5	SITE AND INFRASTRUCTURE

The primary objective of the site infrastructure and facilities is to provide a cost efficient, functional, and safe design to support the process and production objectives. Included in this section are the plans for site preparation and development

The project site has ready access to critical infrastructure with a nearby population center suitable to support lasting operations. The region has a history of industrial coal mining around the selected site.

1.5.1	Process Plant Site Location

The proposed mine and process plant site location is shown in the following two figures. The proposed site is approximately 9 miles north from the City of Sheridan, Wyoming.

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Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

Figure 4. Brook Mine and Process Plant Site Location.

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Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

Figure 5. Brook Mine and Proposed Process Plant Site Location.

1.5.2	Site Access

The primary points for entry for trucks transporting goods, supplies, and equipment during the construction phase will be from the north or south via Interstate Highway 90. Transportation of goods and supplies can also be supplied by rail as there is nearby railroad access to the planned site.

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Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

1.5.3	Climate

The climate at site varies moderately from summer to winter, ranging from an average low of 24.4°F in January, to an average high in July of 71.5°F. The month of July sees the greatest average daily swing of temperature difference of 32°F.

1.5.4	Water Supply and Utilities

Fresh water will be supplied by drilled wells on site. The line will supply the site’s domestic and firewater needs, as well as the process make-up water. Water derived from sources of groundwater will be integrated into the water supply and distribution system using pipelines to provide water to the site needs (i.e, make-up process water, dust control, fire suppression, potable needs).

1.5.4.A	Process Water and Firewater

Currently it is assumed that the onsite available groundwater quantity and quality is adequate for the process system and will be pumped from surrounding wells to a storage tank in the processing area. The water services facility will consist of a storage tank for raw water, process water, and fire water. These tanks will be located on the processing facilities.

Firewater is piped to a fire pump skid (including firewater main pump, firewater diesel pump, and firewater jockey pump) to provide firewater using buried distribution piping to surface fire hydrants and pressure indication valves. Process water will be pumped from the storage tank and distributed throughout the facilities via the pipe rack. This process water will be piped to various areas of the plant to provide process water to users. The raw water tank will be the main water receiving tank.

1.5.4.B	Potable Water

Potable Water will be derived from the raw water supply system. Raw water will be treated to potable water standards and distributed to administrative buildings, restrooms, cafeteria, break rooms, and eye wash and safety shower units. Chlorinated bottled water will be brought in for drinking purposes from offsite.

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Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

1.5.4.C	Process Cooling Water

The process cooling water system will consist of a cooling tower that will provide a continuous flow of cooling water at supply temperatures as specified by cooling water users. Cooling water will be distributed by supply pumps via piping routed both underground and above ground to cooling water users throughout the process area. Cooling water will be returned to the cooling tower cells via piping on the pipe rack.

1.5.4.D	Steam Condensate

Steam/process condensate will originate from the boiler house and will be used to satisfy the process needs.

1.5.4.E	Plant and Instrument Air

The plant and instrument air system will be designed from a common instrument and plant air compressor system. The compressed air system will consist of air compressor(s), air dyer, coalescing filters, particulate filters, and air receiver tanks for instrument air service in the process areas of the plant. Multiple compressors will be preferred to achieve the peak demand rates over a large receiver volume to optimize the system. The compressed air stream will be partially dried to instrument air quality and distributed via pipe racks to end users. This service is primarily for instrument usage. Optimization and selection of equipment will be determined in the next phases of the project

1.5.5	Sewage Treatment Plant

Sewage waste streams will originate as effluent from bathroom facilities and breakroom operations and will be managed through a contracted package sewage plant. Effluent from the treatment plants will be routinely monitored to verify the treatment systems are functioning as designed and meet applicable environmental design criteria.

A packaged sanitary wastewater treatment system will be provided to treat waste from restrooms, break rooms, and other potable water users onsite. The water will be treated with membrane bioreactor technology. Treated effluent will be taken offsite and disposed of at an appropriate waste facility.

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Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

1.5.6	Waste Management

Waste will be generated during operations associated with the project. These will include lubricants, diesel fuel, oil, oily water, containers and drums, sewage, solid waste, chemicals, discarded general waste (e.g., personal protective equipment), and medical waste. The project will develop a waste management plan in future phases.

Any soil and other unconsolidated earthen material that become impacted by releases of various types of standard hydrocarbons (i.e., fuels, motor oil, etc.) because of unplanned releases and/or accidents will be transported to an appropriately licensed facility or otherwise remediated in an appropriate manner, as authorized by Wyoming Department of Environmental Quality, and directed through implementation of a management plan.

The expected minimal amount of hazardous and medical waste resulting from operations will be containerized and transported in accordance with the project waste management plan. These materials will be sent to an appropriate disposal or recycling site, operated in accordance with any Wyoming state requirements.

1.5.7	Fuel Station and Services

Fuel needed to support operations at the project site will be transported by a contracted third-party using delivery trucks to supply fuel to a fuel station within the processing facilities. This fuel station will include:

🞂	Unloading pumps

🞂	Fuel storage tanks

🞂	Vehicle fuel dispensing pumps and bowsers

🞂	Concrete pads for fuel loading and unloading

🞂	In-ground containment system with low-point sump for inspections and extraction

The fueling facility will be in the processing facilities area near the maintenance and wash facilities and will consist of above-ground tanks with unloading pumps for both diesel and gasoline. The facility will be on concrete pads. The tanks will be equipped with overspill protection valves and alarms and tanks will be double walled.

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Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

The entire fuel storage area (including vehicle drive-up and fueling areas) will be located within an in-ground containment system that utilizes HDPE lining and a low-point sump. This containment area is sized to capture the volume plus 10% of the largest tank in the fuel station. Any water that enters the containment will go to a low-point sump. Water will be tested and, if contaminated, disposed of within state and federal guidelines.

A spill prevention, control, and response plan will guide the management of fuel used onsite and emergency response procedures in the event of an accidental release of fuel to the environment, as well as define necessary worker training programs to be developed and implemented onsite.

1.5.8	Site Reagents

1.5.8.A	Process Plant Reagents

The process requires a suite of reagents that are commonly used in critical minerals and other hydrometallurgical flowsheets. The specific reagents required are not disclosed to protect the intellectual property related to Ramaco’s flowsheet.

1.5.8.B	Laboratory Chemicals

Process plant laboratory chemicals will be supplied in bottles and small bags, based on supplier packaging and requirements, to the site. They will be stored in the laboratory chemicals storage area. These chemicals will be used as is or diluted with de-ionized water to required concentration, as required for the lab analysis.

1.5.9	Ancillary Buildings and Services

All the buildings will have electrical (lighting and receptacles), plant communications, and access to the local area network. None of the facilities will have restrooms, breakrooms, or other personnel conveniences beyond those specifically identified.

1.5.9.A	Process Buildings

Process buildings will consist of a pre-engineered steel shell designed to support overhead cranes. The building envelope will consist of pre-painted, single-skin profiled wall cladding and roof decking. Pre-painted industrial formed gutters and downspouts will be provided as part of the buildings.

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Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

The interior will accommodate multiple separate areas depending on the process areas definitions on the layout. In other process areas where required it will be separated by a wall with metal cladding on girts and will be covered with a common roof, sloped 2% to drain from the roof ridge located along the dividing wall of each area to the opposite eaves’ gutter system.

The building structure will be anchored onto cast-in-place concrete pedestal foundations set on spread footings. Exterior equipment access truck doors will be at the perimeter of the building, including wall opening doorways, to allow a steel container to be inserted for forklift loading access.

Personnel doors for emergency egress will be placed around the perimeter of the building depending on floor slopes and exterior grade elevations.

The process areas that require buildings will be determined in the next phase of engineering.

1.5.9.B	Maintenance Building

This building will be a membrane-covered frame structure that will house spare equipment and parts. This will also serve as a workshop to where maintenance can be performed in-house on any faulty equipment.

Equipment access doors will be at the perimeter of the building, including wall opening doorways to accommodate freight containers for forklift loading access. A concrete slab floor shall be designed to withstand forces imposed by forklift loading activity.

1.5.9.C	Security Gate House

This facility will be at the main entrance to the plant to serve as a control point. The facility will house a security office, coffee station, and unisex toilet. It will be designed as a prefabricated trailer fully finished and insulated to reduce air conditioning load.

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Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

The facility will be placed on cribbing materials. Electrical, data/telephone, HVAC, fire protection, plumbing, and other related equipment will be pre-installed in the facility with only minor service connections required at site.

The facility will be pre-purchased for use during construction.

1.5.10	Administration, Canteen, and Central Control Room

1.5.10.A	Administration

This facility will consist of fully finished site office trailers assembled to form one cohesive office facility. The facility will contain four private offices and 24 open workstations, including a 12-person conference room, a document area, and a separate meeting area.

The containers will be modified to include emergency egress personnel doors in compliance with the applicable codes. In addition, perimeter windows will be installed throughout the facility for natural light.

Electrical, data/telephone, HVAC, fire protection, and other related equipment will be pre-installed in the facility with only minor service connections required at site. The facility will be pre-purchased and can be used during construction as the EPCM office.

1.5.10.B	Canteen and Change-house

This facility will consist of two fully finished trailers assembled to form a 30-person lunchroom and a separate men’s and women’s change room. The facility will be supported on cribbing materials.

A separate mechanical area will house hot water tanks and serve as a utility or janitorial room.

1.5.10.C	Central Control Room

This module will be located near the process plant to serve as the main control room, which will house a PC-based control center with a corner console workstation for two controllers, a coffee station, and a unisex toilet.

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Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

The module will be designed as a modified, prefabricated shipping container fully finished and insulated to reduce air conditioning load. The facility will be situated on permanent concrete foundations with a step landing at the entrance.

1.5.11	Emergency Services

This facility will consist of one fully finished trailer, assembled to form a first aid facility, which will consist of one private office for the first aid attendant, a unisex toilet, a locked storage closet, one-person hospital bed station with tracked privacy curtain, an area equipped with base and wall cabinetry for medical supplies and equipment.

The facility will be supported on cribbing materials.

Electrical, data/telephone, HVAC, fire protection, and other related equipment will be pre- installed in the facility with only minor service connections required at site.

The facility will be pre-purchased for use during construction.

1.5.12	Electrical Buildings

To minimize installation costs, the electrical rooms will be distributed around the site and installed as close as possible to the major electrical loads.

All process electrical rooms will be modular units assembled offsite. The rooms will be installed outdoors on elevated steel structures adjacent to process areas or indoors on elevated structures. The rooms will be self-supporting, designed and packaged for road shipment to site. All electrical controls and instrumentation equipment will be installed, wired, and completely tested before shipment.

The rooms will be built to meet a one-hour fire rating. All openings will be sealed and made water- and dust-tight by using approved fire-retardant materials.

All electrical rooms will have two means of egress at opposite ends of the room. Doors to the rooms will be supplied with panic exit type hardware. Each room will also have an equipment door sized to permit the largest piece of equipment to be installed/removed without removing the door from its hinges. The floors of the rooms will be elevated a minimum of 20 cm (8") above the adjacent process concrete floors. No liquid or fluid piping will be routed through electrical rooms.

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Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

The electrical rooms will be pressurized, air conditioned, and designed in accordance with occupancy regulations.

1.5.13	Fire Protection

The firewater water loop distribution firewater across the Brook Mine Project site will provide protection for the buildings via sprinkler systems. Additional specialized fire suppression systems will be provided, such as wet risers, as well as portable fire extinguishers. The systems will be installed as needed to protect personnel and the facility by minimizing, controlling, and extinguishing any fires that may occur.

Gas detection systems will be provided on an as needed basis throughout the process plant area to detect both flammable gases such as hydrogen and hazardous gases such as chlorine. The building exhaust fans will be activated prior to reaching lethal levels for combustible gases as prior to reaching hazardous levels for chlorine.

Fire detection will also be provided across the site to activate the appropriate firefighting measures, alert plant personnel, and notify the local authorities.

No fireproofing of structural steel is currently deemed to be required.

1.5.14	Transportation for Reagents

A conceptual assessment was performed for delivery, receiving, unloading and storage of major reagents to be used in Brook Mine Project processing facility.

With the Sheridan rail facility available just a couple miles south of the selected project site, the following options are available for the major reagents’ delivery.

🞂	Delivery of reagents via truck to the process facility.

🞂	Delivery of reagents via rail car to the process facility.

🞂	Delivery of reagents via rail car at Sheridan and transported via trucks to process facility.

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Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

From the assessment, delivery of reagents via rail car at Sheridan and transporting via trucks to process facility for delivery, unloading and storge is the most viable and recommended option with Sheridan rail network facility readily available for use.

However further detailed evaluation needs to be performed in the next phases of the project for the required material receiving, transfer facility for storage and/or transfer to trucks, unloading at process facility, loading and unloading arm requirements with potential and/or confirmed origin of reagent supply and turnaround times at the origin and Sheridan.

1.6	CAPITAL COST ESTIMATE (CAPEX)

1.6.1	Capital Cost Estimate – Summary

For this PEA, Fluor generated a capital estimate that meets the AACE Class 5 level CAPEX requirements. It is one of the main inputs for the financial model, which in turn will aid Ramaco in determining the level of economic benefit achieved by processing the Brook Mine rare earth deposit.

1.6.2	Estimate Methodology

This deliverable represents an AACE Class 5 level estimate, for a 1,000-tonne-per-year TREO mining operation focused on rare earth minerals, specifically Total Rare Earth Oxides (TREO) and Critical Mineral Oxides (CMO).

A process simulation of the Brook Mine was developed to support this estimate, which provided a mass balance aligned with the specified plant capacity. Based on this simulation, a Process Design Criteria (PDC) document was created, serving as the foundation for the mechanical equipment list (MEL).

The MEL was priced using a combination of:

🞂	Budgetary vendor quotes

🞂	In-house historical cost data

🞂	Industry-standard factoring methods

This priced equipment list formed the basis of the capital cost estimate.

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Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

For additional scope elements including site preparation and improvements, plant roads, site infrastructure, power supply and distribution, plant utilities, and water systems – costs were estimated using percentage-based benchmarks derived from Fluor’s database for similar plant types.

1.6.3	General Assumptions and Qualifications

Below is a list of the assumptions and qualifications used in determining the capital expense estimate.

🞂	The cost estimate is in U.S. dollars.

🞂	The estimate was based on a typical contracting strategy of EPCM directly managed subcontractors by the typical discipline/trade scope.

🞂	The project execution is based on a greenfield project.

🞂	The primary estimating procedure for developing process scope and costs is by “factoring” on the plant capacity costs.

🞂	No demolition scope is included in the estimate.

🞂	The estimate does not include any work associated with removal of contaminated materials and hazardous waste. This applies to handling, removal, disposal, and remediation of asbestos, lead paint, galvanizing fluids, contaminated soils, or disposing of process fluids.

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Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

1.6.4	General Exclusions

🞂	Sunk costs.
🞂	Permits, licenses, royalties, and commissions.
🞂	Land acquisition and right-of-ways.
🞂	Fluctuation of currency exchange rates.
🞂	Owner’s costs.
🞂	Force majeure.
🞂	Labor strikes and other business interruption risks.
🞂	Unknown site conditions.

🞂	Scope changes.
🞂	Opex and training costs.
🞂	Working capital and other owners’ costs.
🞂	Environmental permit costs.
🞂	Event and schedule contingency.
🞂	Mine development capital cost.
🞂	Pilot plant costs.
🞂	Initial capital costs – tailings handling and storage.

Figure 6 is a summary of the capital cost estimate for the process plant only.

Summary of Initial Capital Cost Estimate – Process Plant (AACE Class 5)
Area	Description	Total Cost (USD)
Direct Field Costs
100	Feed and Ore Sizing	$52,430,000
200	Pretreatment	$54,840,000
300	Primary Leaching and Filtration	$50,230,000
400	Secondary Leaching and Filtration	$43,190,000
500	Separation and Precipitation	$9,240,000
600	Re-solubilization and Precipitation	$15,160,000
700	Gallium Processing	$65,570,000
1,000	Infrastructure, Reagents and Utilities	$86,480,000
Total Direct Cost		$377,140,000
Total Direct Distributable Cost		$11,000,000
EPCM – Professional Services		$39,000,000
Contingency & Escalation		$106,000,000
Total CAPEX Estimate		$533,140,000

Figure 6. Summary of Initial Capital Cost Estimate – Process Plant.

1.6.5	Owner Provided Capital Costs

Ramaco provided the capital costs for the following items:

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Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

🞂	Mine capital expenditure – $30M USD
🞂	Initial capital for the pilot plant and starter residue storage area – $16M

Figure 7 provides an indicative total cost (ITC) estimate by area and includes the capital costs provided by Ramaco.

Capital Cost Estimate Summary
Area	Description	Total Cost (USD)
Direct Field Costs
100	Feed and Ore Sizing	$52,430,000
200	Pretreatment	$54,840,000
300	Primary Leaching and Filtration	$50,230,000
400	Secondary Leaching and Filtration	$43,190,000
500	Separation and Precipitation	$9,240,000
600	Re-solubilization and Precipitation	$15,160,000
700	Gallium Processing	$65,570,000
1,000	Infrastructure, Reagents and Utilities	$86,480,000
Total Direct Cost		$377,140,000
Indirect Cost		$50,000,000
Mine Development	Owner’s Internal Estimate	$30,000,000
Other	Owner’s Estimate for the Pilot Plant and Residue Handling	$16,000,000
Subtotal		$473,140,000
Contingency		$85,000,000
Escalation		$21,000,000
Total CAPEX Estimate		$579,140,000

Figure 7. Summary of Initial Capital Cost Estimate.

1.6.6	Conclusions

The capital cost estimate is $579 million including an escalation of $21 million and a contingency of $85 million for the process plant scope. Ramaco provided estimates for mining, pilot plant, and residue handling. The capital cost estimate is effective Q2-2025 and has an accuracy of -30%/+50%.

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Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

1.7	OPERATION COST (OPEX)

1.7.1	Summary of Operational Expenses

The process operating cost estimate meets the requirements for a PEA and encompasses all processing areas from mill feed through to product handling. The estimate is structured into four primary cost categories:

🞂	Labor	🞂	Reagents and Consumables
🞂	Utilities – Electricity, Raw Water, and Natural Gas	🞂	Maintenance supplies

1.7.2	Bases of Estimate

🞂	Annualized Costs. Operating costs are presented on an annual basis, categorized by cost type and plant area.

🞂	Reagents and Consumables. Estimated using unit consumption rates and delivered unit costs. Consumption rates were derived from metallurgical test work, mass balance, and design assumptions. Delivered costs were informed by supplier discussions, transport quotes, and internal benchmarks.

🞂	Labor. The plant operates 24/7 with four 12-hour shift rotations. Non-shift labor is based on a 40-hour work week. Staffing levels were benchmarked against similar-scale operations. Labor rates were sourced from the U.S. Bureau of Labor Statistics (OEWS) for Wyoming.

🞂	Utilities. Power consumption was estimated from the mechanical equipment list, factoring in equipment run times and absorbed power. A grid power rate was provided by Ramaco.

🞂	Maintenance Supplies. Estimated as a percentage of the total direct installed cost for the process.

🞂	Sales and General Administrative Costs. Based on a total site headcount of 190 personnel (mine, process, and general and administration), and using a multiplier based on existing operations per employee, provided by Ramaco.

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Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

The estimate reflects one full year of operation at nameplate capacity. Historical or quoted costs were escalated to the estimate base date using Fluor’s standard escalation practices.

1.7.3	General Exclusions

The following items are excluded from this estimate:

🞂	Mining costs

🞂	Dry stacking and residue storage

🞂	General and administrative overhead (community, environmental, regulatory, corporate)

🞂	Assaying

🞂	Site raw water treatment

🞂	Wastewater treatment

🞂	Sustaining capital

🞂	Insurance

🞂	Import duties and taxes

🞂	Contingency and inflation

🞂	Utilities – Electricity

1.7.4	Direct Labor Costs

The cost for mine and general administrative labor is accounted for in the general and administrative costs. The were sourced from the U.S. Bureau of Labor Statistics (OEWS) for Wyoming in May of 2024 and then adjusted for inflation using information to March of 2025 levels. The total compensation was calculated using the U.S. Bureau of Labor and Statistics, Mountain Census Region total compensation multiplier. Figure 13 provides a detailed list of the wages and total compensation per the process plant employees.

Position	No. of positions	Reference Wages (2024)	Inflated Wages	Total Compensation
Operations Manager	1	$155,180	$160,900	$222,800
Executive Assistant/Administrative Clerk	3	$44,480	$46,100	$63,600
HR Specialist	0	$69,680	$72,300	$99,800
Chief Accountant	0	$81,580	$84,600	$116,700
HSE/Training Coordinators	2	$65,790	$68,200	$94,100

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Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

Position	No. of positions	Reference Wages (2024)	Inflated Wages	Total Compensation
Nurse	1	$61,080	$63,300	$87,300
Mill Superintendent	1	$112,520	$116,700	$161,000
Mill General Foreman	1	$89,330	$92,600	$127,800
Mill Shift Foreman	4	$84,200	$87,300	$120,400
Size Reduction/Roasting Operator	4	$79,980	$82,900	$114,400
Leaching/Neutralization Operator	4	$57,360	$59,500	$82,100
Precipitation/Reagent Operator	4	$57,360	$59,500	$82,100
SX/Gallium Operator	4	$57,360	$59,500	$82,100
Mill Laborers/Leave coverage	4	$44,590	$46,200	$63,700
Tailings	2	$69,710	$72,300	$99,800
Chief Process Engineer	1	$122,630	$127,200	$175,500
Mill Process Engineer	2	$111,180	$115,300	$159,100
Mill Process Technician	1	$69,710	$72,300	$99,800
Process Control Engineer	1	$115,040	$119,300	$164,600
Mill Chief Assayer	1	$88,910	$92,200	$127,200
Mill Assayer	8	$52,800	$54,800	$75,600
Mill Sample Buckers	4	$44,590	$46,200	$63,700
Control Room Operator	4	$82,260	$85,300	$117,700
Packaging & Warehouse	4	$51,870	$53,800	$74,200
Maintenance Superintendent	1	$112,520	$116,700	$161,000
Maintenance Clerk/secretary	1	$44,480	$46,100	$63,600
Maintenance Foreman	3	$89,330	$92,600	$127,800
Maintenance Planner	3	$84,200	$87,300	$120,400
Millwrights/Tradesman	8	$64,020	$66,400	$91,600
Welder/Fabricator	6	$80,450	$83,400	$115,100
Machinist	2	$68,540	$71,100	$98,100
Electrician	4	$72,260	$74,900	$103,300
Instrument Technician	2	$88,590	$91,900	$126,800
Serviceman/Tool Crib Attendant	1	$40,710	$42,200	$58,200
Security	8	$38,560	$40,000	$55,200
TOTAL	100			$9,623,800

Figure 8. Wages and Total Compensation (Direct Labor including the Lab).

Figure 14 is a summary of the operational costs.

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Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

Description	OPEX Cost (USD)	OPEX Cost/Feed Tonne (USD)
Direct Labor
Wages and Benefits (Process Plant)	$9,624,000	$3.64
Consumables
Reagents/Chemicals	$142,128,000	$53.72
Minor Reagent & Consumables	$14,213,000	$5.37
Utilities
Electricity	$5,587,000	$2.11
Raw Water	$1,612,000	$0.61
Natural Gas	$2,412,000	$0.91
Maintenance Supplies
Maintenance Supplies (2.0%)	$9,051,000	$3.42
Sales, General, and Administrative
General & Administrative	$3,800,000	$1.44
Total OPEX/Year and Cost/Tonne	$188,427,000	$71.22

Figure 9. Annual OPEX Summary and Cost per tonne of TREO+Sc+Ga+Ge+Oxides.

1.7.5	Conclusions

Over the 42-year life-of-mine, the average annual process operating cost is estimated at $188.4 million, equating to:

🞂	$71.22 per tonne of mill feed

🞂	$185,095 per tonne of TREO + Sc + Ga + Ge

Notably, reagents and consumables account for approximately 85% of total process operating cost.

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Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

1.8	FINANCIAL MODEL

A financial model was developed to support Ramaco’s evaluation of the Brook Mine Rare Earth project’s potential viability. The model was created collaboratively by Fluor and Ramaco and endorsed by the company’s Chief Financial Officer (CFO). Key inputs to the model include preliminary recoveries based on preliminary test data, and factored/benchmarked inputs, all of which will require validation in future studies. Despite these limitations, the model has been used to define a base scenario for the project’s potential operations.

1.8.1	Financial Model Inputs

The financial model for the Brook Mine Rare Earth project model integrates a range of technical, financial, and market-based inputs, as outlined below:

🞂	Ramaco Contributions:

‒	Inputs related to taxation and product pricing.

‒	Production physicals, including mined ore and waste tonnages, as well as mill feed grades.

‒	Recovery rates were estimated based on preliminary bench-scale testing.

🞂	Capital and Operating Costs:

‒	Fluor developed benchmarked estimates for similar processing plant capital costs and operational expenditures.

‒	These estimates were based on a preliminary flow diagram, a mass balance, a process design criteria, and a priced mechanical equipment list.

‒	Cost factors to estimate total direct costs were derived using Fluor’s in-house data from comparable projects.

‒	Indirect costs were derived using Fluor’s in-house database on recent projects in USA.

‒	Owner’s costs were supplied by Ramaco.

‒	An escalation allotment was applied the capital cost estimate to account for the difference in equipment pricing used in the estimate to what is expected to be the cost at time of construction.

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Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

‒	A contingency of 20% of the total costs accounts for the expected increase in material and construction costs.

🞂	Taxation and Incentives Incorporated in the Model:

The following percentages were applied against gross revenue:

‒	Wyoming state royalties: 2.25%

‒	45X IRA production tax credit (mining and processing): 10%

‒	Wyoming severance tax (coal): 6%

‒	Sheridan County ad valorem tax: 4%

‒	Federal corporate tax (applied after state taxes and after payback period): 21%.

🞂	Product Pricing:

‒	Ramaco developed a long-term pricing model for rare earth products, supported by various industry sources.

1.8.2	Rare Earth Pricing

A key component of the financial model is the pricing of the end products. Ramaco provided a detailed price list for each of the rare earth and critical mineral oxide products, reflecting current market conditions.

1.8.3	Financial Model Output

The model represents the financial viability of the project using pricing provided by Ramaco. The product revenue split is illustrated in Figure 16.

Brook Mine Summary REVENUE BY product
	Tons (Short)	Revenue ($ MM)	Price ($/Metric Tonne)	% Of Production	% of Revenue
NdPr	254	$30	$130,000	20.4%	8%
Gallium	98	$68	$770,000	7.9%	18%
Scandium	65	$222	$3,750,000	5.3%	59%
Dysprosium	25	$19	$850,000	2.0%	5%
Germanium	9	$21	$2,435,250	0.8%	6%
Terbium	5	$14	$3,000,000	0.4%	4%

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Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

Brook Mine Summary REVENUE BY product
Total	456	$374	$904,711	36.7%	99%

Other REEs	786	$3	$4,806	63.3%	1%
Total	1,242	$378	$335,189	100.0%	100%

Figure 10. Rare Earth Oxide (REO) and Critical Minerals Oxides (CMO) Revenue Split.

The financial model indicates that seven key products drive nearly all of the project’s life-of-mine revenue:

🞂	Scandium, Gallium, and Germanium collectively contribute approximately 83% of total revenue.

🞂	Heavy rare earth elements Terbium and Dysprosium account for 9%.

🞂	Light rare earth elements Neodymium and Praseodymium contribute an additional 8%.

Together, these seven critical mineral oxide products represent nearly 99% of the projected revenue.

Figure 17 presents the financial model output. The IRR is estimated at 38% (unlevered, pre-tax). The model highlights that product pricing and rare earth oxide (REO) and critical mineral oxide (CMO) recovery rates are the most influential factors affecting IRR. It is important to note that recovery assumptions are based on preliminary bench-scale testing, and the process design remains in an early stage of development. Pricing assumptions reflect expected market conditions once the processing plant reaches full production.

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Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

Brook Mine Summary
Cash Flow Build ($ '000)
Year Ended December 31

	2027	2028	2029	2030	2031	2032	2027-2032
Margin Analysis							
* TREO + Critical Minerals Production (Short Tons)	94	1,159	1,242	1,242	1,242	1,242	***6,219***
Realized Price ($/REO Short Ton)	**$304,082**	**$304,082**	**$304,082**	**$304,082**	**$304,082**	**$304,082**	***$304,082***
Cash Cost ($/REO Short Ton)	**$148,214**	**$188,397**	**$189,156**	**$189,156**	**$189,156**	**$189,156**	***$188,396***
Mining REE Material ($/REO Short Ton)	$60,921	$17,422	$21,411	$21,411	$21,411	$21,411	***$21,264***
Processing ($/REO Short Ton)	$31,935	$159,967	$157,057	$157,057	$157,057	$157,057	***$155,709***
Production Taxes & Other ($/REO Short Ton)	$55,358	$11,008	$10,688	$10,688	$10,688	$10,688	***$11,422***
Margins ($/REO Short Ton)	**$155,867**	**$115,684**	**$114,926**	**$114,926**	**$114,926**	**$114,926**	***$115,686***
Gross Margin %	51%	38%	38%	38%	38%	38%	***38%***
Cash Flow Analysis							
Total Revenue	**$28,566**	**$352,381**	**$377,554**	**$377,554**	**$377,554**	**$377,554**	**$1,891,163**
Total Costs	**$13,923**	**$218,322**	**$234,860**	**$234,860**	**$234,860**	**$234,860**	**$1,171,684**
Mining Costs	$5,723	$20,190	$26,584	$26,584	$26,584	$26,584	$132,249
Processing Costs	$3,000	$185,375	$195,006	$195,006	$195,006	$195,006	$968,398
Production Taxes	$1,400	$8,957	$9,470	$9,470	$9,470	$9,470	$48,237
Other	$3,800	$3,800	$3,800	$3,800	$3,800	$3,800	$22,800
EBITDA	**$14,642**	**$134,059**	**$142,694**	**$142,694**	**$142,694**	**$142,694**	**$719,479**
Capex: Growth - Total	($31,132)	($414,390)	($133,035)	-	-	-	**($578,557)**
Mining Capex	($15,625)	($14,285)	-	-	-	-	**($29,910)**
Processing Capex	($12,000)	($320,355)	($106,785)	-	-	-	**($439,140)**
Infrastructure Capex	($3,507)	-	-	-	-	-	**($3,507)**
Contingency & Escalation (~22%)	-	($79,750)	($26,250)	-	-	-	**($106,000)**
Capex: Maintenance - Total (Currently included in Opex)	-	-	-	-	($1,166)	($1,166)	**($2,331)**
Capex - Total	**($31,132)**	**($414,390)**	**($133,035)**	**-**	**($1,166)**	**($1,166)**	**($580,888)**
FCF ($ '000) - EBITDA Less Capex	**($16,490)**	**($280,331)**	**$9,659**	**$142,694**	**$141,529**	**$141,529**	**$138,591**

Valuation	**($ '000)**
Equity Value (Multiples Approach, Undiscounted)	**$3,753,665**
Target EV/EBITDA Multiple	**28x**
Payback (years)	**~5**
IRR (Unlevered; Pre tax)	**38%**

Figure 11. Financial Model Output.

1.8.4	Financial Model – Key Findings

The financial analysis of the Brook Mine Earth project highlights several critical factors influencing project viability and investment potential:

Recovery and Revenue Drivers

🞂	REO and CMO Recoveries: Overall rare earth oxide (REO) and critical mineral oxide (CMO) recoveries have a substantial impact on the project’s Internal Rate of Return (IRR). Preliminary metallurgical testing using the multi-stage leaching process has shown promising results, offering a foundation for further optimization and verification.

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Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

🞂	Revenue Composition:

■	Scandium oxide alone contributes approximately 59% of the life-of-mine revenue at target recoveries.

■	Scandium, gallium, and germanium oxides together account for 83% of total revenue.

■	The presence of these high-value elements is a key differentiator for the Brook Mine project and a major driver of its economic potential.

Pricing Sensitivity

🞂	Product pricing significantly influences the project IRR. The current pricing assumptions yield an IRR of 38% (unlevered, pre-tax).

🞂	Given recent geopolitical developments, upward pressure on prices for these critical elements is anticipated, potentially enhancing project returns.

Model Limitations and Assumptions

🞂	The financial model is based on preliminary data, including assumptions and benchmarking of key inputs. These variables require validation through future technical studies.

🞂	Recovery values are derived from early-stage bench-scale testing, and the process design is still in its initial development phase. Improvements are expected as the design is refined.

Capital and Operating Costs

🞂	The Preliminary Economic Assessment (PEA) estimates the capital cost for the proposed processing facility at $533.1 million USD, excluding mine-related infrastructure and residue placement.

🞂	Operating costs are projected at $71.22 USD per tonne of mill feed, excluding mining and filter cake residue handling.

🞂	Notably, approximately 85% of processing costs are attributed to reagents and consumables, highlighting a key area for cost optimization.

Investment Outlook

These findings support continued investment in the project, with a focus on:

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Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

🞂	Optimizing reagent usage

🞂	Advancing process design

🞂	Validating key assumptions through additional technical and economic studies

1.9	RISKS AND OPPORTUNITIES

The process risks and opportunities originate from three interrelated parts, namely, low ore feed grade, high reagent consumption, and unique bespoke combinations of elements.

The tables below outline the risks and opportunities with suitable actions to mitigate or promote the outcomes.

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Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

Risk	Description	Impact	Mitigation Actions
Ore Grade & Mineralogy	🞂Low ore grade (~450ppm REO) 🞂 No mineral beneficiation opportunity due to mineralogy	🞂 Higher throughput to meet production target 🞂 Increased CAPEX/OPEX due to larger Mechanical Equipment and higher reagent consumptions rates 🞂 Risks economic viability

🞂 Target higher REO grade through exploration

🞂 Reduce commodity recovery scope i.e., target only REOs

🞂 Consider HPA production as by-product

🞂 Lower reagent consumption by investigating alternative lixiviants and calcining practices

High Leach Rates of Gangue Minerals	🞂 70% of Leach reagents are consumed by gangue 🞂 Some leached species interfere with REE/Ga/Ge recovery 🞂 High reagent consumption for non-valuable metals	🞂 High operational costs 🞂 Reduced valuable metal recovery due to high concentration of impurities

🞂 Targeted test work for lower cost acids/salts

🞂 Include HPA production to capitalise on Aluminium as by-product

🞂 Targeted test work to selectively extract valuable metals using IX/SX technologies in the presence of gangue minerals like Iron

🞂 Engage external Subject Matter Experts to tackle complex parts of the flowsheet

Test Work Turnaround

🞂 Bespoke ore flowsheet development requires investigative test work

🞂 Metallurgical labs are not geared towards investigative workflows

🞂 Very slow turnaround times (12 tests in 6 months) vs. expected turnaround of 10 tests per week

🞂 Reliability of results – Questionable results need to be rechecked and assayed ASAP. Commercial Labs are slow to action this

🞂 Delayed project development as laboratories assay queue caters for multiple client projects – Not just Ramaco

🞂 Shift test work in-house (owner-operator advantage)

🞂 Dedicated assay personnel and equipment will ensure high reliability of results and fast assay turnaround times

🞂 Full-time test work management to supervise, interpret and communicate results to project stakeholders

🞂 Engage external Subject Matter Experts to tackle complex parts of the flowsheet

🞂 Consider partnership with USA government agencies

Germanium Recovery

🞂 Very low Germanium head grade

🞂 Low concentration makes it difficult to track Germanium through the process

🞂 Existing technology targets Germanium recovery in other ways

🞂 Unusual extraction chemistry

		🞂 Germanium recovery can be uneconomical for the low concentration 🞂 Loss of revenue due to low recovery of Germanium	🞂 Dedicated Germanium tracking test work 🞂 Investigate other leaching options 🞂 Evaluate economic impact vs. REEs/Gallium
Reagent Transport Logistics	🞂 High reagent consumption means complex reagent transport logistics	🞂 Potential for high transportation costs 🞂 Reagent storage challenges 🞂 Supply chain complexity and sensitivity	🞂 Reduce reagent consumption 🞂 Ensure reagents are purchased and transported as anhydrous where possible

Figure 12. Project Risks and Potential Mitigations.

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Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

Opportunity	Description	Impact	Promotive Actions
High Purity Alumina (HPA) Production

🞂 HPA is high-value commodity used in specialized glass, ceramics, batteries, catalysts

🞂 HPA is preferentially made from kaolinite via chloride path

🞂 Many synergies between HPA production and Ramaco flowsheet

		🞂 Adds significant additional revenue stream 🞂 Value-added by-product is produced from otherwise reagent consuming waste product	🞂Develop HPA purification capabilities as part of process flowsheet

Figure 13. Project Opportunities and Promotive Actions.

🞂	Primary Challenge:

‒	Low-grade ore with dispersed valuable elements driving high reagent consumption

‒	Gangue minerals consume the bulk of reagents

‒	Slow test work turnaround

🞂	Strategic Advantage:

‒	Owner-operator status allows in-house test work and faster development.

‒	While the ore is low-grade, it contains a high percentage of magnetic and strategic elements (30-40%) in addition to being hosted in soft, sedimentary rock significantly reducing energy consumption during mining, crushing, and grinding.

‒	Strong strategic support from U.S. organizations for REE, Ga, and Ge supply chain.

‒	Multiple alternative process routes remain unexplored which have the potential to significantly reduce OPEX.

🞂	Economic Balancing:

‒	High-value metals (REEs, Ga, Ge) must offset high reagent costs to ensure an economically viable project.

🞂	Process Optimization Focus:

‒	Investigate alternative calcining and leaching options

‒	Test and develop flowsheets wholistically including purification

‒	By-product recovery (HPA) for revenue boost

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Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

1.9.1	Metallurgical and Process Recommendations

🞂	The process flowsheet was developed based on only 12 initial bench leach tests completed over a 6-month period. This amount of test work is not sufficient to develop a practical process flow for a complex refinery. A fast turnover test work program and suitable dedicated facility is needed to develop a low-risk Ore to MREC flowsheet.

🞂	The processing route presented achieves the highest critical mineral extractions, however, this route also prohibits HPA production and complicates Germanium recovery. It is necessary to develop a holistic test work program that progresses through pretreatment and leach to final oxides to identify post leach issues.

🞂	Key areas that need immediate testing and investigation include:

🞂	Test work on pretreatment with alternative reagents to reduce reagent consumption and cost.

🞂	Test work on purification of the chloride and sulfate systems.

🞂	Test work to fully describe the ore characteristics, specifically the Particle Size Distribution (PSD), the Crushing Work Index and the Bond Work Index so that the comminution circuit can be accurately sized.

🞂	Develop a pilot plant layout and equipment to be compatible with the selected flowsheet.

🞂	Engage with a suitable laboratory for REE SX testing and piloting.

1.10	Recommendations

Based on the PEA findings and Ramaco’s pricing, Fluor concludes that the Brook Mine Rare Earth Project is technically and economically viable. Fluor recommends continued advancement of the project, including further geological and engineering studies to improve confidence in design, execution, schedule, and costs. Continued investment is supported, with a focus on optimizing reagent use, refining process design, and validating assumptions through additional technical work.

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Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

Below are recommendations for the project going forward.

1.10.1	Project Advancement Action Plan

To make sure that the Brook Mine Rare Earth Element and Critical Mineral Project progress as expected, the following key initiatives must be executed:

🞂	Parallel Execution of Prefeasibility Study and Pilot Plant Design. Building on the findings of the PEA, which confirmed the project’s technical and economic feasibility, additional testing will be conducted to:

o	Optimize leach design parameters
o	Reduce reagent consumption
o	Generate critical design data for the downstream flowsheet

🞂	Prefeasibility Study (PFS) Testing. Bench-scale testing will be intensified to validate the entire process design. This work is essential to support the PFS and associated estimates. Target Completion: Q4 2025.

🞂	Head Grade Optimization. Enhance early-stage project economics by targeting higher ore grades through advanced exploration and geological modelling. This will improve Net Present Value (NPV) and IRR.

🞂	Reagent Optimization. Investigate alternative lixiviants and cost-effective reagents to reduce overall reagent consumption and operating costs.

🞂	Product Value Maximization. Refine the process design to prioritize the recovery of the most valuable products, enhancing overall project profitability.

🞂	High Purity Alumina (HPA) Feasibility. Assess the potential to produce HPA as a coproduct, leveraging aluminium content to create an additional revenue stream.

🞂	Alternative Unit Operations. Evaluate advanced ion exchange and solvent extraction technologies that selectively recover valuable metals while minimizing impurity interference (e.g., iron).

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Brook Mine Rare Earth Project Preliminary Economic Assessment Summary

🞂	In-House Testing Facility Development. Establish internal metallurgical testing capabilities to:

o	Improve turnaround time and data reliability.

o	Support advanced design phases.

🞂	Retain critical process knowledge within Ramaco. This facility will be essential throughout the life of the mine.

🞂	Engagement of Subject Matter Experts (SMEs). Involve SMEs for complex flowsheet areas and explore partnerships with U.S. government agencies to leverage technical and regulatory support.

🞂	Reagent Logistics Evaluation. Assess reagent availability and logistics in the next project phase to ensure supply chain reliability and cost control.

🞂	Schedule Compression Strategy. Develop a schedule-driven execution plan to identify opportunities for timeline acceleration. Early engagement with key stakeholders is critical.

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